Exhibit 10.62

Sanmina-SCI Corporation 2700 North First Street San Jose, California 95134 Tel (408) 964-3500

February 23, 2007

Michael R. Tyler

Dear Michael,

On behalf of Sanmina-SCI Corporation, I am pleased to offer you the position of Senior Vice President, General Counsel & Corporate Secretary reporting to Jure Sola, Chairman & CEO. Your primary responsibilities in this assignment were discussed with you during your interview. You should also be aware, however, that due to the nature of our business, you could be assigned to other duties and responsibilities by persons within the Company to whom you will be reporting.

In this position, you will be classified as an exempt employee, and you will receive a base salary of $350,000.00 annually. You will be paid bi-weekly in accordance with the Company’s payroll practices. You will also receive a car allowance in the amount of $6,000.00 annually (to be paid incrementally each pay period).

Your payout for the company’s Annual 2007 Bonus will be $150,000.00, provided you are employed for the duration of the year. The bonus will be paid in accordance with the Company’s normal pay practices for bonuses.

You will also be allocated a relocation allowance of $30,000.00. The Company will also pay for up to 6 months of temporary lodging at a cost of up to $3,000.00 per month. Sanmina-SCI has engaged the services of Lexicon Relocation services to assist with managing your relocation and to minimize any tax impact associated with qualified moving expenses. Lexicon will assist you throughout the relocation process and explain tax implications. The attached “Relocation Allowance Offer” outlines the requirements for utilizing this allowance and provides you with contact information for your Lexicon Relocation Counselor. Please review the details of this document prior to acknowledging your acceptance of this offer.

As a regular full time employee, you will be eligible to participate in the medical, life, and dental coverages within the terms of the Company’s insurance plans in effect during your employment. Enclosed is the 2007 Summary of Benefit Options which describes the Benefit Plan in greater detail. You should be aware that the terms of such insurance programs may be modified from time to time during the course of employment with the Company. Please contact Dan Pon, Vice President of Benefits at 408-964-3842 with any questions.

In addition, Sanmina-SCI offers a number of Company sponsored benefits, including a retirement Deferred Savings Plan (401K), which you will be eligible to participate in, after completing one month, of regular full-time employment.

You will also be recommended for a stock option grant of one hundred thousand (100,000) shares. Your stock option grant date will be the fifteenth (15th) of the month, following your date of hire, provided formal approval by a Designated Approver is obtained prior to the fifteenth (15th) calendar day of the month.  One fifth of the shares subject to your stock option will be exercisable after one year of service, and thereafter the remaining shares will become exercisable in equal installments of 1/48 per month for a total vesting period of 5 years. Your stock option grant is subject to approval by the Company’s Board of Directors. The terms of your stock option will be set forth in a definitive stock option agreement between you and the Company.

In addition, you will be recommended for one hundred thousand (100,000) shares of restricted stock (RSU) to fully vest at the end of three (3) years. Your RSU grant is subject to approval by the Company’s Board of Directors at their next regularly scheduled meeting. The terms of your RSU unit will be set forth in a definitive stock agreement between you and the Company.

Your employment pursuant to this offer is contingent on your executing and agreeing to be bound by the terms and conditions of the Company’s standard Employee Propriety Information and Inventions Agreement, a copy of which is attached. Employment with Sanmina-SCI is also contingent upon you providing the Company with the legally required proof of authorization to work in the United States.

You understand and acknowledge that employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without cause or for any or no cause, at the option of either you or the Company, with or without notice. If your employment is terminated by Sanmina-SCI without cause, you will receive 12 months of salary continuation, upon execution, by you, of an Agreement and General Release.

We sincerely hope that you will accept our offer of employment and we look forward to working with you. We would like you to begin your employment with Sanmina-SCI within 30 days of accepting our offer.

This offer is valid until Friday, March 2, 2007. Please acknowledge your receipt and acceptance of our offer before this date by signing and returning a complete copy to my attention in the enclosed envelope. Please keep one copy of the offer letter for your records. We look forward to your joining the Sanmina-SCI team.

Sincerely,

/s/ JURE SOLA
Jure Sola
Chairman & CEO

Enclosures

Agreed to and accepted this 2nd day of March, 2007.

/s/ MICHAEL R. TYLER	April 16th 2007
Michael R. Tyler	Start Date

February 28, 2007

Michael R. Tyler

Dear Michael:

Please consider this an addendum to the letter offer of employment to you from Sanmina-SCI, dated February 23, 2007 (the “Offer Letter”). This addendum is written on behalf of and with the full knowledge and approval of Jure Sola, Chairman & CEO. This addendum changes the offer letter as follows:

1.              The position title shall be Executive Vice-President, General Counsel & Corporate Secretary.

2.              You will be allocated a relocation allowance of $40,000.00. The relocation allowance will be paid to you in one lump sum, within 30 days of your start date of employment at Sanmina-SCI. No other relocation allowance will be paid to you. If you leave Sanmina-SCI voluntarily within one year of your start date of employment, you must repay the Company the $40,000.00 relocation allowance.

3.              The Company will pay for up to nine (9) months of temporary lodging at a cost of up to $3,000.00 per month.

4.              If your employment is terminated by Sanmina-SCI without “cause”, or if you leave the Company for “good reason,” as the terms “cause” and “good reason” have been previously defined between you and Sanmina-SCI, then you will receive twelve (12) months of salary continuation, upon execution by you, of an Agreement and General Release.

Please sign and date both page two of the Offer Letter and this letter below, and return both by facsimile to Sanmina-SCI (408-964-3636) and to Korn/Ferry International (415-956-8265).

Sincerely:

Stephen P. Van Liere
Tod Gregory
Korn/Ferry International

Agreed to and accepted this 2nd day of March, 2007.

/s/ MICHAEL R. TYLER
Michael R. Tyler

November 15, 2007

Michael R. Tyler

Dear Mike:

This letter will amend the addendum dated as of February 28 (the “Addendum”) to the letter offer of employment to you from Sanmina-SCI, dated as of February 23, 2007. The purpose of this amendment is to bring the Addendum into compliance with Section 409A of the Internal Revenue Code. Section 4 of the Addendum shall be amended as follows:

4.     If your employment is terminated by Sanmina-SCI without “cause”, or if you leave the Company for “good reason,” as the term “cause” has been previously defined between you and Sanmina-SCI, and “good reason” is defined in the safe harbor provisions in Treas. Reg. § 1.409A-1(n) (2), as amended, then you will receive twelve months of salary, upon execution by you, of an Agreement and General Release.

All other provisions of the Addendum remain the same.

Sincerely:

/s/ WAYNE SHORTRIDGE
Wayne Shortridge
Chairman, Compensation Committee
Sanmina-SCI Corporation

Agreed to and accepted this 15 day of November, 2007.

/s/ MICHAEL TYLER
Michael R. Tyler